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                              CERTIFICATE OF CORRECTION
                           TO THE CERTIFICATE OF AMENDMENT
                        TO THE CERTIFICATE OF INCORPORATION OF

                           ADVANCE PHARMACY SERVICES, INC.
    Pursuant to the provisions of Section 103(f) of the General Corporation Law of the State of Delaware, the undersigned corporation hereby certifies that:

                                          I.

    The name of the corporation is Advance Pharmacy Services, Inc. (the "Company").

                                         II.

    The Certificate of Amendment to the Certificate of Incorporation of the Company (the "Amendment") which was filed with the Secretary of the State of Delaware on August 4, 1993 is hereby corrected.

                                         III.

    The inaccuracy to be corrected in the Amendment is as follows:

              FOURTH: The Company is authorized to issue a total of forty thousand (40,000) shares of capital stock, consisting of thirty-five (35,000) shares of Common Stock, all of a par value of $0.01 each, and ten thousand shares of Series A Preferred Stock (10,000), all of a par value of $0.01 per share.

                                         IV.

     The first paragraph of Article IV of the Certificate of Incorporation is hereby corrected to read in its entirety as follows:

              FOURTH: The Company is authorized to issue a total of forty thousand (40,000) shares of capital stock; consisting of thirty thousand (30,000) shares of Common Stock, par value of $0.01 per share, and ten thousand (10,000) shares of Series A Preferred Stock, par value of $0.01 per share.


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    Executed and attested to on the 9th day of August, 1993.

                                       ADVANCE PHARMACY SERVICES, INC.


                                       By: /s/ Jon S. Halbert
                                          ------------------------------------
                                            Jon S. Halbert, President

ATTEST:


/s/ Dan Phillips
------------------------------
Dan Phillips, Secretary


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